UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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INTERNATIONAL GAME TECHNOLOGY
(Name of Registrant as Specified in Its Charter)

ADER INVESTMENT MANAGEMENT LP

ADER LONG/SHORT FUND LP

DOHA PARTNERS I LP

ADER FUND MANAGEMENT LLC

ADER INVESTMENT MANAGEMENT LLC

JASON N. ADER

RAYMOND J. BROOKS, JR.

CHARLES N. MATHEWSON

DANIEL B. SILVERS

LAURA T. CONOVER-FERCHAK

ANDREW P. NELSON

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On February 25, 2013, the Ader Group issued a press release announcing that it sent a letter to the board of directors of International Game Technology (“IGT”), in connection with the Ader Group’s solicitation of proxies for the election of its director nominees at the 2013 annual meeting of stockholders of IGT. A copy of such press release, which includes the text of the letter, is attached hereto as Exhibit I and is incorporated herein by reference.

Important Information

The Ader Group (whose members are identified below) has nominated Raymond J. Brooks, Jr., Charles N. Mathewson and Daniel B. Silvers (the “Ader Nominees”) as nominees to the board of directors of International Game Technology (the “Company”) and is soliciting votes for the election of the Ader Nominees as members of the board. The Ader Group has sent a definitive proxy statement, GOLD proxy card and related proxy materials to stockholders of the Company seeking their support of the Ader Nominees at the Company’s 2013 Annual Meeting of Stockholders. Stockholders are urged to read the definitive proxy statement and GOLD proxy card because they contain important information about the Ader Group, the Ader Nominees, the Company and related matters. Stockholders may obtain a free copy of the definitive proxy statement and GOLD proxy card and other documents filed by the Ader Group with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov. The definitive proxy statement and other related documents filed by the Ader Group with the SEC may also be obtained free of charge from the Ader Group.

The Ader Group consists of the following persons: Ader Investment Management LP, Ader Long/Short Fund LP, Doha Partners I LP, Ader Fund Management LLC, Ader Investment Management LLC, Jason N. Ader, Daniel B. Silvers, Andrew P. Nelson and Laura T. Conover-Ferchak. The members of the Ader Group and the Ader Nominees are participants in the solicitation from the Company’s stockholders of proxies in favor of the Ader Nominees. Such participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock. Information regarding the participants and their interests may be found in the definitive proxy statement of the Ader Group, filed with the SEC on January 25, 2013 and first disseminated to stockholders on or about January 28, 2013.

Certain information contained herein constitutes “forward-looking statements,” which can be identified by the use of forward-looking terminology such as “may,” “will,” “seek,” “should,” “expect,” “anticipate,” “project,” “estimate,” “intend,” “continue” or “believe” or the negatives thereof or other variations thereon or comparable terminology. Such statements are not guarantees of future performance or activities. Due to various risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements.

Exhibit I

ADER GROUP SENDS LETTER CALLING FOR AMICABLE
RECONSTITUTION OF IGT BOARD

Encourages Board to Answer Shareholder Calls for Change

New York, NY – February 25, 2013 – The Ader Group today sent a letter to International Game Technology’s (NYSE: IGT) board of directors.

The letter is available by visiting www.RESCUEIGT.com (on the “Filings & Presentations” page) and the text of the letter follows:

Ader Investment Management LP
1370 Avenue of the Americas, 28th Floor
New York, NY 10019

February 25, 2013

International Game Technology Board of Directors
c/o Philip G. Satre
Chairman of the Board
International Game Technology
6355 South Buffalo Drive
Las Vegas, NV 89113

Dear Mr. Satre:

As a large shareholder of IGT, we have one goal – to work with management and the board to create significant long-term shareholder value at our company for the benefit of all shareholders. With that in mind, we take this opportunity to re-express to you our desire to meet with you, and any or all of the other independent directors of IGT, to discuss the directors that will represent shareholders going forward. We would like for this to happen as soon as possible and will make ourselves available at any time to do so.

The calls for change to the board have been loud and clear – both in the announced recommendations of ISS and Glass Lewis, as well as in our conversations with shareholders.

Let us work together to chart a clear and prosperous path for IGT. On March 5th, our shareholders will be electing directors to represent their interests on the IGT board and so let us together harness our considerable resources, market share, customer relationships, brands and talented employees for the benefit of all shareholders.

Over the past few weeks we have spoken with investors large and small. Investors have raised issues related to historical capital allocation and governance matters. As owner representatives on our board, we would look forward to working with you and management on improving these two areas. Importantly, almost universally, our conversations have also focused on one key theme – a desire for a reconstituted board to work cohesively and constructively to increase long-term shareholder value. The Ader Group, which represents ownership of approximately 8 million shares, is very much in agreement with this way of thinking.

Many of the shareholders that we have spoken with have indicated their respective belief that a reconstitution of the IGT board would be best accomplished through a negotiated settlement.

We believe the time has come for our company, IGT, to stop spending shareholders’ time, money and resources on hostilities. We believe the company’s continuation of this proxy contest is dividing our customers, our employees and our shareholders. Further, we believe that none of this divisiveness is good for creating long-term value for shareholders of IGT.

Since early September, we have been patient in seeking an in-person forum with the independent directors of IGT. We continue to believe that such a meeting would produce a beneficial outcome for all IGT shareholders. We urge you to engage in such a discussion and would look forward to working with you as part of a reconstituted board of the new IGT.

I am available anytime to discuss strategies to help create a better, stronger IGT for the benefit of all shareholders.

Respectfully,

/s/ Jason N. Ader

Jason N. Ader

About Ader Investment Management LP

Ader Investment Management LP is a Delaware limited partnership that was founded in 2003.  Ader Investment Management LP is an SEC-registered investment adviser with its principal place of business located in New York, New York.  Ader Investment Management LP began conducting business in 2003, under the name of Hayground Cove Associates LP.  In June 2011, Hayground Cove Associates LP changed its name to Ader Investment Management LP.  Mr. Jason Ader is the sole principal of the firm, and is also the managing member and sole principal of the firm’s general partner, Ader Fund Management LLC.

The principal investment advisory business of Ader Investment Management LP is the management of investment portfolios consisting primarily of equity securities on behalf of certain private funds and separately managed accounts.

Important Information

The Ader Group (whose members are identified below) has nominated Raymond J. Brooks, Jr., Charles N. Mathewson and Daniel B. Silvers (the “Ader Nominees”) as nominees to the board of directors of International Game Technology (the “Company”) and is soliciting votes for the election of the Ader Nominees as members of the board.  The Ader Group has sent a definitive proxy statement, GOLD proxy card and related proxy materials to stockholders of the Company seeking their support of the Ader Nominees at the Company’s 2013 Annual Meeting of Stockholders. Stockholders are urged to read the definitive proxy statement and GOLD proxy card because they contain important information about the Ader Group, the Ader Nominees, the Company and related matters. Stockholders may obtain a free copy of the definitive proxy statement and GOLD proxy card and other documents filed by the Ader Group with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov. The definitive proxy statement and other related documents filed by the Ader Group with the SEC may also be obtained free of charge from the Ader Group.

The Ader Group consists of the following persons: Ader Investment Management LP, Ader Long/Short Fund LP, Doha Partners I LP, Ader Fund Management LLC, Ader Investment Management LLC, Jason N. Ader, Daniel B. Silvers, Andrew P. Nelson and Laura T. Conover-Ferchak.  The members of the Ader Group and the Ader Nominees are participants in the solicitation from the Company’s stockholders of proxies in favor of the Ader Nominees.  Such participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock. Information regarding the participants and their interests may be found in the definitive proxy statement of the Ader Group, filed with the SEC on January 25, 2013 and first disseminated to stockholders on or about January 28, 2013.

Certain information contained herein constitutes “forward-looking statements,” which can be identified by the use of forward-looking terminology such as “may,” “will,” “seek,” “should,” “expect,” “anticipate,” “project,” “estimate,” “intend,” “continue” or “believe” or the negatives thereof or other variations thereon or comparable terminology.  Such statements are not guarantees of future performance or activities.  Due to various risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements.

Contacts

Jason N. Ader, (212) 445-7800

Ader Investment Management LP